Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on this 1st day of September 2025 by and between:

NANYANG BIOLOGICS PTE. LTD. (the “Company”), a company incorporated in Singapore with its registered office at 456 Alexandra Road, #04-07 Fragrance Empire Building, Singapore 119962 (Reg. No.: 202116184H),

and

ROLAND ONG TOON WAH (the “Employee”).

Together referred to as the “Parties” and individually a “Party.”

1. APPOINTMENT AND COMMENCEMENT

1.1	The Company hereby employs the Employee as Chairman commencing 1st September 2025 (“Commencement Date”).

1.2	This appointment is conditional upon:

(a)	approval of the Employee’s Singapore work pass (if applicable); and

(b)	satisfactory verification of all information provided by the Employee.

1.3	The Employee shall devote substantially the whole of his time, attention, and skills to his duties, faithfully and diligently carrying out such functions as may be assigned by the Company.

1.4	The Employee shall obey all lawful and reasonable directions given by or under the authority of the Company, and shall use best endeavors to promote and safeguard the interests, business, and reputation of the Company.

1.5	The Company may reassign the Employee to different workplaces, working hours, or assignments as may reasonably be required for business needs.

2. FULL-TIME COMMITMENT AND EXCLUSIVITY

2.1	This is a full-time appointment. The Employee shall not, during the term of employment, undertake any outside employment or business engagement of any kind without the prior written approval of the Board of Directors of the Company.

2.2	The Employee shall not place himself in any position where his personal interests’ conflict with those of the Company, and shall promptly disclose in writing any potential or actual conflicts of interest. The Employee agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

2.3	Any breach of this Clause constitutes a material breach of this Agreement, entitling the Company to terminate employment summarily and seek damages or injunctive relief.

3. JOB DESCRIPTION

3.1	The Employee’s duties and responsibilities are as set out in Annex A (Job Description) and may be varied or supplemented by the Company from time to time.

4. REMUNERATION

4.1	Basic Salary – SGD20,000 per month, payable no later than seven (7) days after the last day of each completed month.

4.2	Equity/Options – The Employee shall be eligible to participate in the Company’s Employee Share Option Plan (ESOP), subject to the terms and conditions of such plan as may be adopted and approved by the Board from time to time. The specific number of options, vesting schedule, exercise price, and other terms shall be determined in accordance with the ESOP rules as finalized and approved by the Board, which are attached as Annex B (Schedule of Benefits).

4.3	Salary Reviews – Annual performance and salary reviews shall be conducted, with increments and bonuses at the sole discretion of the Company.

4.4	The Employee is responsible for personal income taxes. The Company shall make CPF contributions as required by law and may withhold amounts as required by statutory or tax clearance obligations.

4.5	The Company shall reimburse Employee for all business expenses that are reasonable and necessary and incurred by Employee while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

4.6	Any compensation paid to the Employee shall be subject to recovery by the Company, and the Employee shall be required to repay such compensation, if (a) such recovery and repayment is required by applicable law or (b) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Employee is either (i) a named Employee officer or (ii) an employee who is responsible for preparation of the Company’s financial statements. The parties agree that the repayment obligations set forth in this Section 4.6 shall only apply to the extent repayment is required by applicable law, or to the extent the Employee’s compensation is determined to be in excess of the amount that would have been deliverable to the Employee taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

4.7	The Employee shall not disclose or discuss salary details with other employees. Any breach constitutes a material breach of this Agreement.

5. ALLOWANCES AND BENEFITS

5.1	The Employee’s allowances, leave entitlements, medical benefits, insurance, and other benefits are set out in Annex B (Schedule of Benefits).

6.	WORK HOURS

6.1	The Company adopts flexible working hours, with reporting between 8:30 a.m. and 10:30 a.m. on weekdays, and corresponding finishing times between 5:30 p.m. and 7:30 p.m.

6.2	The Employee shall work not less than 40 hours per week (excluding meal breaks) and may be required to work overtime or on public holidays as necessary for business needs.

6.3	Overtime, if applicable under law, will be compensated in accordance with the Employment Act 1968 of Singapore, provided it is authorized in advance by the Company.

7. PROBATION

7.1	The Employee shall serve a probation period of three (3) months from the Commencement Date, which may be extended or shortened at the Company’s discretion. Confirmation of employment shall be notified in writing.

8. LEAVE

8.1	Leave entitlements, including annual leave, sick leave, and hospitalisation leave, are set out in Annex B (Schedule of Benefits).

9. INDEMNIFICATION

9.1	The Employee shall indemnify, defend and hold harmless the Company and its affiliates, and each of their respective officers, directors, employees and agents (collectively, the “Company Indemnitees”), from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)	any negligent act or omission or willful misconduct of the Employee in performing the Employee’s duties and responsibilities under this Agreement;

(b)	any breach by the Employee of its representations, warranties or covenants under this Agreement;

(c)	any claim that the Employee’s deliverables or work product infringe or misappropriate any intellectual property or other proprietary right of a third party; or

(d)	any violation of applicable laws by the Employee in connection with this Agreement.

9.2	The Company shall indemnify, defend and hold harmless the Employee, from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)	any negligent act or omission or willful misconduct of the Company;

(b)	any breach by the Company of its representations, warranties or covenants under this Agreement; or

(c)	any claim that materials, data or information provided by the Company infringe or misappropriate any intellectual property or other proprietary right of a third party.

9.3	Any party seeking indemnification under Sections 1 or 2 above (the “Indemnified Party”) shall:

(a)	promptly notify the other party (the “Indemnifying Party”) in writing of any claim or demand that may give rise to a right of indemnification;

(b)	grant the Indemnifying Party the right to assume the defense and settlement of such claim at its own expense with counsel of its choosing; and

(c)	cooperate reasonably with the Indemnifying Party in such defense or settlement.

9.4	The Indemnifying Party may not settle any claim that imposes any obligation or admission of wrongdoing on the Indemnified Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed.

9.5	Notwithstanding anything to the contrary in this Agreement, no party shall be required to indemnify, defend or hold harmless the other party in respect of any liability, claim, loss or expense arising under (i) the Securities Act of 1933, as amended, (ii) the Securities Exchange Act of 1934, as amended, or (iii) any rule, regulation or interpretation thereunder (collectively, “U.S. Securities Claims”).

10. EMPLOYEE COVENANTS: CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION

10.1	As used in Section 10, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Employee during Employee’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Employee individually or in conjunction with others during Employee’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Employee’s employment with the Company for any reason, Employee shall return all of the Company’s documents, data or other Company property to the Company.

10.2	Employee acknowledges that the business of the Company is highly competitive and that the Company will provide Employee with access to Confidential Information. Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Employee’s employment responsibilities to the Company. Employee also agrees to preserve and protect the confidentiality of third-party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

10.3	For purposes hereof, “Confidential Information” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

10.4	Employee acknowledges and agrees that as an employee and representative of the Company, Employee will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Employee acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Employee and these persons or entities. Employee also acknowledges that this creates a high risk and opportunity for Employee to misappropriate these relationships and the goodwill existing between the Company and such persons. Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

10.5	Employee acknowledges and agrees that, in exchange for his agreement in Section 10.6 below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including, (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and (iii) access to the Company’s prospects.

10.6	During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), Employee will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area (as defined below) without prior written consent, which will not be unreasonably withheld. This includes working as an agent, Employee, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Employee from holding up to 5% of the voting power or equity of one or more Business Enterprises.

10.7	For purposes of hereof:

“BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of drug development, AI drug discovery, and nutraceuticals in the Market Area;

MARKET AREA” means: (1) Singapore, and (2) any geographic area in which the Company is conducting any material amount of drug development, AI drug discovery, manufacturing nutraceuticals or development of related technology during the Term, and for which he has material responsibilities or about which he has material Confidential Information; and

“NON-COMPETE TERM” means in the case of termination for any reason, the period from the Effective Date to the date ending ONE (1) year following the date of termination.

10.8	During the Non-Compete Term, Employee will not, either directly or indirectly, call on, solicit or induce any other employee or officer of the Company or its affiliates with whom Employee had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any employee or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

10.9	During the course of the Employee’s employment with the Company, all inventions, works, designs, and intellectual property created during employment shall vest in the Company. The Employee shall execute all necessary documents to perfect such rights.

11. DATA PROTECTION

11.1	The Employee consents to the Company’s collection, use, and disclosure of personal data for employment-related purposes in compliance with applicable laws.

12. TERMINATION

12.1	During probation, either Party may terminate with two (2) week’s written notice or salary in lieu.

12.2	After confirmation, termination requires two (2) months’ written notice or salary in lieu.

12.3	The Company may summarily terminate without notice in cases of misconduct, negligence, breach of this Agreement, unauthorized absence, loss of work eligibility, incapacity, insolvency, or criminal conduct.

12.4	Upon termination for any reason:

(a)	The Company shall pay the Employee all accrued but unpaid remuneration through the effective date of termination.

(b)	The Employee shall deliver to the Company all work in progress, materials and records.

(c)	All rights and licenses granted by either party shall immediately cease, except as otherwise provided in this Agreement

12.5	Upon termination of this Agreement, the Employee shall ensure the orderly transfer of all work, documents, and proprietary information related to the Employee’s duties to the Company or a designated representative, as necessary to maintain continuity and protect the Company’s interests.

12.6	Upon termination of this Agreement, the provisions in Section 9 and 10 shall survive and remain binding and enforceable, regardless of the reason for termination.

13. GOVERNING LAW AND DISPUTE RESOLUTION

13.1	This Agreement shall be governed by the laws of the Republic of Singapore.

13.2	Each Party irrevocably submits to the jurisdiction of the Singapore courts for any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination.

13.3	Section 13.2 above shall not apply to any U.S. Securities Claims. Any U.S. Securities Claim shall be resolved exclusively in the federal or state courts of competent jurisdiction in the United States, and the parties hereby consent to the jurisdiction and venue of such courts. Nothing in this Section shall preclude any party from seeking provisional or equitable relief — including injunctive relief or specific performance — in any court of competent jurisdiction pending resolution of any U.S. Securities Claim.

14. NOTICE

14.1	Any notice, request, instruction or other communication required or permitted under this Agreement (a “Notice”) shall be in writing and shall be delivered by one of the following methods:

Hand-delivery;

Registered or certified mail, postage prepaid, return receipt requested;

Overnight courier with proof of delivery;

Email (with read receipt or other confirmation).

14.2	Notices shall be addressed to the parties at the addresses set forth below (or to such other address as either party may designate by Notice to the other in accordance with this Section). Each party’s Notice details are:

To the Company:

Nanyang Biologics Pte. Ltd.

Attn: Lim Teck King

Address: 456 Alexandra Road, #04-07 Fragrance Empire Building, Singapore 119962

Email: tklim@nanyangbiologics.com

To the Employee

Attn: Roland Ong Toon Wah

14.3	A Notice is deemed given and effective as follows: If hand-delivered, on the date of delivery;

If sent by certified mail, on the date of delivery as shown on the signed receipt;

If sent by overnight courier, on the next Business Day after deposit with the courier;

If sent by email, on the Business Day the sender receives confirmation of successful transmission, provided no automatic bounce-back or error message is received.

14.4	Either Party may change its designated Notice address or email by giving Notice of such change at least five (5) Business Days prior to the effective date of the change.

15. ENTIRE AGREEMENT

15.1	This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements or understandings.

15.2	Any amendments to this Agreement must be made in writing and signed by both Parties.

15.3	If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

15.4	This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

For and on behalf of

NANYANG BIOLOGICS PTE. LTD.

/s/ Seah Tiong Meng
Seah Tiong Meng

Date: 10/23/2025

Accepted and Agreed by

/s/ Roland Ong Toon Wah
Roland Ong Toon Wah

Date: 10/24/2025

Annex A: Job Description

Job Role:

Chairman of the Board, Nanyang Biologics Group

Reporting to:

The Board of Directors (collectively)

Responsibilities:

The Chairman is responsible for leading the Board of Directors in setting the strategic direction of Nanyang Biologics Group, ensuring effective governance practices, and guiding management in delivering long-term shareholder value. The role requires independent oversight, strategic vision, and a commitment to uphold the highest standards of corporate governance and compliance, particularly in alignment with NASDAQ listing requirements.

Job Summary:

The Chairman will provide leadership at the Board level to ensure that the Board functions effectively, efficiently, and in accordance with regulatory requirements and best practices. This includes ensuring the Board’s effectiveness in monitoring corporate performance, overseeing risk management, guiding strategy, and representing the interests of shareholders and stakeholders. The Chairman will work closely with the executive management, and independent directors to achieve the Group’s mission of advancing innovative biologics solutions.

Key Responsibilities:

1.	Board Leadership & Governance

●	Lead the Board of Directors in fulfilling its duties under corporate governance codes and NASDAQ requirements.

●	Ensure that the Board operates effectively, with clear roles and responsibilities for executive and non-executive directors.

●	Establish an annual Board agenda focusing on strategic priorities, risk oversight, and shareholder interests.

●	Facilitate constructive engagement among directors, encouraging independent views and balanced decision-making.

2.	Strategic Direction & Oversight

●	Guide the Board in setting and approving the long-term vision, mission, and strategic objectives of the Group.

●	Monitor execution of corporate strategy by management and provide constructive input where necessary.

●	Ensure alignment of business strategy with regulatory standards, scientific advancement, and shareholder value creation.

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3.	Regulatory & Compliance

●	Ensure that the Group adheres to legal, fiduciary, and regulatory obligations across all jurisdictions.

●	Oversee corporate governance standards in line with NASDAQ and international best practices.

●	Ensure the integrity of financial reporting, audit processes, and risk management frameworks.

4.	Stakeholder & Shareholder Engagement

●	Represent the Group at key external forums, investor meetings, and stakeholder engagements.

●	Uphold transparent communication with shareholders and the investment community.

●	Act as an ambassador for the Group’s values, reputation, and vision in the global biotech ecosystem.

5.	Board & Committee Oversight

●	Oversee Board committees, ensuring their effectiveness and alignment with the Group’s strategic and compliance priorities (e.g., Audit Committee, Compensation Committee, Scientific & Medical Advisory Board).

●	Ensure that committees have clearly defined charters and adequate resources to fulfill their mandates.

●	Promote continuous Board education, evaluation, and succession planning.

6.	Collaboration with Executive Management

●	Support, guide, and evaluate the executive team, ensuring accountability for performance.

●	Serve as a strategic sounding board for the executive management on critical decisions.

●	Ensure management has the resources and capabilities to achieve strategic objectives.

7.	Risk Oversight

●	Ensure that risks: financial, operational, scientific, clinical, and reputational — are properly identified, assessed, and mitigated.

●	Maintain oversight of enterprise risk management in line with global biotech industry practices.

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Annex B: Schedule of Benefits

Benefit	Description	Remarks
Annual Leave	● 21 working days per calendar year (pro-rated for incomplete service year). ● Additional 1 day leave for every completed year of continuous service, capped at 24 days.

●

Leave applications subject to management’s approval based on business exigencies.

●

Employees encouraged to utilize leave within the same calendar year.

●

Up to 50% of entitlement may be carried forward to the next year but must be cleared by end of June, otherwise forfeited.

●

Leave entitlement is pro-rated for new or departing employees as per prevailing MOM guidelines.

●

Any leave taken prior to entitlement accrual will be considered no-pay leave.

Outpatient Sick Leave	14 days per calendar year (pro-rated for less than 6 months of service).

●

New employees will be included in Company’s insurance plan after 3 months of service.

●

Company does not cover:

–

Skincare, cosmetic or plastic surgery

–

Visits to ophthalmologist/optometrist/optician for glasses or lenses

–

Eyeglass frames, non-prescription lenses or contacts

Hospitalisation Leave	60 days per calendar year (pro-rated for less than 6 months of service). Inclusive of 14 days outpatient sick leave.	● Leave entitlement pro-rated for new or departing employees as per MOM guidelines. ● Any leave taken before benefits accrue will be treated as no-pay leave.
Outpatient Medical Treatment	Insurance plan covering outpatient medical treatment at: – Registered private clinics – Polyclinics – Registered TCMs	● Coverage starts after 3 months of service. ● Exclusions (not covered): – Skincare, cosmetic or plastic surgery – Visits for glasses/contact lenses – Eyeglass frames, non-prescription lenses/contacts

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Benefit	Description	Remarks
Dental Benefit	Up to SGD 500 per year at approved dental clinics under Company’s Insurance Plan.	● Exclusions include: – Travel immunizations (unless business-related) – Fertility/infertility services – Orthotics, weight control services

–

Orthodontic/dental services primarily for appearance

–

Treatment due to self-inflicted injury, suicide attempts, alcohol/drug abuse, STDs, psychiatric disorders, or long-term medication for chronic illnesses (e.g., hypertension, diabetes)

–

Pre-existing conditions

Group Hospitalisation & Surgical Insurance / Work Injury Compensation	Covers in-hospital medical expenses and specialist treatment up to SGD 10,000 per year.	Please refer to Company Policy for detailed coverage.
Professional Development	Reimbursement of professional memberships and CPD (continuing professional development) expenses up to SGD 5,000 per year.	● Covers equivalent memberships, relevant training, seminars, and conferences. ● Subject to supporting receipts and management approval.

Note:

●	Statutory benefits will be provided in accordance with the Ministry of Manpower (MOM) and the Singapore Employment Act, where applicable.

●	The Company reserves the right to change, modify, or amend benefits as necessary.

●	Employees should refer to the Company Staff Handbook for detailed and updated policies. Where terms differ between the Employment Agreement and Staff Handbook, the Staff Handbook shall prevail.

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